As filed with the U.S. Securities and Exchange Commission on July 27, 2017

Registration No. 333-219093

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Redfin Corporation

(Exact name of Registrant as specified in its charter)

Delaware	6531	74-3064240
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1099 Stewart Street, Suite 600

Seattle, WA 98101

(206) 576-8333

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Glenn Kelman

Chief Executive Officer

Redfin Corporation

1099 Stewart Street, Suite 600

Seattle, WA 98101

(206) 576-8333

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Smith James D. Evans Jeffrey R. Vetter Fenwick & West LLP 1191 Second Avenue, Floor 10 Seattle, WA 98101 (206) 389-4510	Anthony Kappus General Counsel Redfin Corporation 1099 Stewart Street, Suite 600 Seattle, WA 98101 (206) 576-8333	Eric C. Jensen Alan Hambelton Cooley LLP 1700 Seventh Ave, Suite 1900 Seattle, WA 98101 (206) 452-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 (Amendment No. 3) to the Registration Statement on Form S-1 (File No. 333-219093) of Redfin Corporation (Registration Statement) is being filed solely for the purpose of filing an exhibit in Part II of this Amendment No. 3. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses to be paid by the Registrant, other than the estimated underwriting discount, in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the FINRA filing fee, and The NASDAQ Global Select Market listing fee.

SEC registration fee	$17,225
FINRA filing fee	22,793
NASDAQ Global Select Market listing fee	200,000
Printing and engraving	300,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	1,400,000
Road show expenses	300,000
Transfer agent and registrar fees and expenses	4,500
Miscellaneous expenses	55,482

Total	$3,800,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a court to award, or a company’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s restated certificate of incorporation that will be in effect immediately prior to the completion of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s restated bylaws that will be in effect immediately prior to the completion of this offering provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

Prior to this offering, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer, or employee of the Registrant regarding which indemnification is sought. Reference is also made to the underwriting agreement filed as Exhibit 1.1 to this Registration Statement, which provides for the indemnification of executive officers, directors, and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation and restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has directors’ and officers’ liability insurance for its directors and officers.

Certain of the Registrant’s directors are also indemnified by their employers with regard to their service on the Registrant’s board of directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement.	1.1
Form of Restated Certificate of Incorporation of the Registrant to be effective immediately prior to the completion of this offering.	3.2
Form of Restated Bylaws of the Registrant to be effective immediately prior to the completion of this offering.	3.4
Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain security holders of the Registrant dated December 15, 2014, as amended.	4.2
Form of Indemnification Agreement.	10.1

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

From July 10, 2014 through July 10, 2017, the Registrant has issued the following securities:

1.	From July 10, 2014 through July 10, 2017, the Registrant granted options to employees, directors, consultants, and other service providers to purchase an aggregate of 10,268,858 shares of common stock under its Amended and Restated 2004 Equity Incentive Plan, or 2004 Plan, with per share exercise prices ranging from $6.39 to $10.80 per share.

2.	From July 10, 2014 through July 10, 2017, employees, directors, consultants, and other service providers of the Registrant exercised options granted under the 2004 Plan aggregating 2,979,814 shares of common stock with exercise prices ranging from $0.36 per share to $9.15 per share for an aggregate exercise price of approximately $5.05 million.

3.	In December 2014, the Registrant issued and sold to 28 accredited investors an aggregate of 7,175,784 shares of Series G preferred stock, at a purchase price of $9.8931 per share, for aggregate consideration of approximately $71.0 million. In connection with the completion of the offering described in this Registration Statement, these shares of Series G preferred stock will convert into 7,175,784 shares of common stock.

4.	In October 2014, the Registrant issued to 31 investors, who were either accredited or aided by a purchaser representative, an aggregate of 1,198,263 shares of common stock in connection with the acquisition of Walk Score, Inc.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the stock certificates issued in these transactions.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

Exhibit Number	Exhibit Title
1.1+	Form of Underwriting Agreement.
3.1+	Amended and Restated Certificate of Incorporation, as amended, as currently in effect.
3.2+	Form of Restated Certificate of Incorporation to be effective immediately prior to the completion of this offering.
3.3+	Amended and Restated Bylaws, as currently in effect.
3.4+	Form of Restated Bylaws to be effective immediately prior to the completion of this offering.
4.1+	Form of Common Stock Certificate.
4.2+	Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain security holders of the Registrant dated December 15, 2014, as amended.
5.1	Opinion of Fenwick & West LLP.
10.1+	Form of Indemnification Agreement.
10.2+	Amended and Restated 2004 Equity Incentive Plan, and forms of award agreements thereunder.
10.3+	2017 Equity Incentive Plan, and forms of award agreements thereunder.
10.4+	Amended and Restated Offer Letter by and between the Registrant and Glenn Kelman, dated June 27, 2017.
10.5+	Amended and Restated Offer Letter by and between the Registrant and Bridget Frey, dated June 27, 2017.
10.6+	Amended and Restated Offer Letter by and between the Registrant and Scott Nagel, dated June 27, 2017.
10.7+	Amended and Restated Office Lease by and between the Registrant and Hudson 1099 Stewart Street, LLC, as successor in interest to Hill7 Developers, LLC, dated effective as of May 9, 2016.

Exhibit Number	Exhibit Title
10.8+	Mortgage Warehouse Agreement by and between Redfin Mortgage, LLC and Texas Capital Bank, National Association, dated December 21, 2016.
10.9+	Master Repurchase Agreement by and between Redfin Mortgage, LLC and Western Alliance Bank, dated June 15, 2017.
10.10+	Guaranty by and between the Registrant and Western Alliance Bank, dated June 15, 2017.
10.11+	2017 Employee Stock Purchase Plan and form of subscription agreement thereunder.
10.12+	Form of Change in Control Severance Agreement.
21.1+	List of Subsidiaries.
23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).
23.2+	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
24.1+	Power of Attorney.

+	Previously filed.

(b) Financial Statement Schedule.

All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on July 27, 2017.

REDFIN CORPORATION

By:	/s/ Glenn Kelman
Glenn Kelman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/ Glenn Kelman Glenn Kelman	President, Chief Executive Officer and Director (Principal Executive Officer)	July 27, 2017

/s/ Chris Nielsen Chris Nielsen	Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2017

* Robert Mylod, Jr.	Chairman of the Board of Directors	July 27, 2017

* Robert Bass	Director	July 27, 2017

* Julie Bornstein	Director	July 27, 2017

* Andrew Goldfarb	Director	July 27, 2017

* Paul Goodrich	Director	July 27, 2017

* Austin Ligon	Director	July 27, 2017

* James Slavet	Director	July 27, 2017

* Selina Tobaccowala	Director	July 27, 2017

* By:	/s/ Glenn Kelman
Glenn Kelman
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.1+	Form of Underwriting Agreement.
3.1+	Amended and Restated Certificate of Incorporation, as amended, as currently in effect.
3.2+	Form of Restated Certificate of Incorporation to be effective immediately prior to the completion of this offering.
3.3+	Amended and Restated Bylaws, as currently in effect.
3.4+	Form of Restated Bylaws to be effective immediately prior to the completion of this offering.
4.1+	Form of Common Stock Certificate.
4.2+	Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain security holders of the Registrant dated December 15, 2014, as amended.
5.1	Opinion of Fenwick & West LLP.
10.1+	Form of Indemnification Agreement.
10.2+	Amended and Restated 2004 Equity Incentive Plan, and forms of award agreements thereunder.
10.3+	2017 Equity Incentive Plan, and forms of award agreements thereunder.
10.4+	Amended and Restated Offer Letter by and between the Registrant and Glenn Kelman, dated June 27, 2017.
10.5+	Amended and Restated Offer Letter by and between the Registrant and Bridget Frey, dated June 27, 2017.
10.6+	Amended and Restated Offer Letter by and between the Registrant and Scott Nagel, dated June 27, 2017.
10.7+	Amended and Restated Office Lease by and between the Registrant and Hudson 1099 Stewart Street, LLC, as successor in interest to Hill7 Developers, LLC, dated effective as of May 9, 2016.
10.8+	Mortgage Warehouse Agreement by and between Redfin Mortgage, LLC and Texas Capital Bank, National Association, dated December 21, 2016.
10.9+	Master Repurchase Agreement by and between Redfin Mortgage, LLC and Western Alliance Bank, dated June 15, 2017.
10.10+	Guaranty by and between the Registrant and Western Alliance Bank, dated June 15, 2017.
10.11+	2017 Employee Stock Purchase Plan and form of subscription agreement thereunder.
10.12+	Form of Change in Control Severance Agreement.
21.1+	List of Subsidiaries.
23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).
23.2+	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
24.1+	Power of Attorney.

+	Previously filed.